Exhibit 5.1

The McGeary Law Firm, P.C.

1600 Airport Fwy., Suite 300

Bedford, Texas 76022

(817)-282-5885 phone

(817)-282-5886 fax

October 7, 2022

TRxADE HEALTH, INC.
2420 Brunello Trace

Lutz, Florida 33558

Re:	TRxADE HEALTH, INC. Registration Statement on Form S-3 (Registration No. 333-266432)

Ladies and Gentlemen:

I have acted as counsel to TRxADE HEALTH, INC., a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) 920,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 601,740 shares (the “Pre-Funded Warrant Shares”) of Common Stock, and (iii) warrants (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 2,663,045 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares,” and the Warrant Shares together with the Shares and the Warrants, the “Securities”) pursuant to the Registration Statement on Form S-3 (File No. 333-266432), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on July 29, 2022 (the “Registration Statement”) and which became effective on August 8, 2022, the related base prospectus, dated August 8, 2022 (the “Base Prospectus”), and the prospectus supplement, dated October 4, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act.

In connection with this opinion letter, I have examined the Registration Statement, the Prospectus, the Securities Purchase Agreement dated October 4, 2022 (the “Purchase Agreement”) by and between the Company and the purchaser party thereto (the “Purchaser”), the form of Warrants, and originals, or copies certified or otherwise identified to my satisfaction, of the certificate of incorporation of the Company, as amended, and the bylaws of the Company, and such other documents, records and other instruments as I have deemed appropriate for purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

TRxADE HEALTH, INC.

October 7, 2022

I have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the SEC thereunder and the securities or blue sky laws of various states and the terms and conditions of the Purchase Agreement.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.	The Securities have been duly authorized for issuance by the Company.

2.	The Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the purchaser and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The Warrants, when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Warrant Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and when issued and delivered by the Company upon exercise and payment of the applicable exercise price of the Warrants, will be validly issued, fully paid and non-assessable.

I have assumed that, at the time of the issuance, sale and delivery of the Warrant Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the certificate of incorporation of the Company and the bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the certificate of incorporation of the Company as then in effect.

My opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

TRxADE HEALTH, INC.

October 7, 2022

I express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), I have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and at all relevant times had, has and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument at all relevant times was, is and will be a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that I make no assumption insofar as such assumption relates to the Company and is expressly covered by my opinions set forth herein.

The opinions expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and the applicable laws of the State of New York.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Sincerely,

/s/ The McGeary Law Firm, P.C.
The McGeary Law Firm, P.C.